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EXHIBIT 99.1

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FOR US MEDIA INQUIRIES, CONTACT:            FOR ASIA-PACIFIC MEDIA INQUIRIES, CONTACT:
Shaila Arora                                Kim Siong, Liew
Thinkbig Media for M2B World                Director, Corporate Communications
Phone: 949-330-6065                         M2B World
Mobile: 310-749-5006                        Phone: 65-6332-9287
E-mail: shaila@thinkbigmedia.com            Email: kimsiong@M2BWorld.com
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 M2B WORLD TRAVEL LTD. ESTABLISHES FOOTHOLD IN CHINA MARKET THROUGH PARTNERSHIP
                      WITH LEADING CHINESE TRAVEL PROVIDER

   DEAL EXPANDS GLOBAL PRESENCE OF BROADBAND TRAVEL OFFERING; TRAVEL CHANNEL
                 BOOKING ENGINE POWERED BY LEADING GDS AMADEUS

HOLLYWOOD, CA/SINGAPORE - MARCH 29, 2005 - US-based Amaru, Inc. (pink sheets:
AMRU) and its subsidiary, M2B World Travel Ltd., today announced the signing of an agreement with one of China's top two travel service providers, a move that will further fortify the offerings of the company's soon-to-be launched broadband travel platform in its position as a global internet travel destination for consumers.

The agreement was signed with China International Travel Services (CITS, Sichuan Province), a leading provider of agent and booking services within China, and will facilitate the linking of the M2B World Travel platform with the CITS network within the major tourist hubs in China - beginning with Sichuan. The CITS network will serve as the on-site customer liaison between localized agents and travelers entering China, as well as will provide exclusive Chinese destination information and content to M2B World Travel. The M2B broadband travel channel is expected to launch later this year as a leading-edge global travel platform that offers streaming videos of travel-related content together with online travel booking services - with the booking engine backed by an earlier announced global agreement linking the site to the Amadeus Global Distribution System (GDS), considered to be one of the premiere systems in the travel industry,

The agreement with CITS secures M2B World Travel as the preferred leading online booking engine option for CITS agents in developing travel packages for Chinese customers seeking to travel outside of the region, immediately establishing a base of Chinese customers for the platform. Cumulatively, this agreement will further provide both cost competitive travel options for consumers and enhanced package options for travelers into China, as well as for Chinese outbound travelers.

"The M2B World Travel platform uses the power of broadband to deliver an unprecedented experience and convenience for travelers anywhere in the world," said Amaru Inc. CEO Colin Binny. "We are creating a new media for consumers to enjoy their travels through on-demand videos of destinations and lifestyles, coupled with the immediate ability to book online that specific desired travel experience."

China's potential for travel industry growth over the next few years has been widely predicted to be a very strong and emerging market. Bejing-based research firm Analysys International recently estimated that China's online travel market annual growth rate will develop at a rate of 82.2% from 2005 to 2009. With this rapidly expanding market in mind and the securing of the CITS agreement, M2B World Travel has now positioned itself to meet the rising consumer demand both into and out of the region, as well as ease the travel barriers by offering a cache of broadband on-demand content covering the region to educate travelers about the destinations within China and the options and resources available to personalize their journey.

"Our vision is to build a global interactive community of travel consumers. Our focus will be to keep our consumers coming back for more content and more options by continually expanding our offering and linking multiple international travel markets to the M2B World Travel platform," said Binny. "With the CITS agreement, we have opened China to our customers, and we will continue to seek additional partnerships covering extended regions to build the most comprehensive site available."


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ABOUT AMARU INC. (AMRU) AND M2B
-------------------------------

Amaru, Inc., a Nevada corporation, through its subsidiaries under the M2B brand is a leader in the Broadband Media Entertainment business, and a major provider of interactive Entertainment-on-demand, Education-on-demand and e-commerce streaming over Broadband channels, Internet portals, and 3G devices. To date, the Company has launched multiple Broadband TV websites for Hollywood and Asian entertainment, education and online shopping, with over 100 channels designed to cater to various consumer segments and lifestyles. Its content covers diverse genres such as movies, dramas, comedies, documentaries, music, fashion, lifestyle, edutainment, and more. The M2B brand has established its competitive edge by offering access to an expansive range of content libraries for aggregation, distribution and syndication on Broadband and other media; including rights for merchandising, product branding, promotion and publicity.

Globally, Amaru Inc and M2B are expanding through several integrated companies including:
1 M2B World Inc - leads the US market and is based in Hollywood, CA.
2 M2B World Pte Ltd - directs the Asian markets through its Singapore office and representative office in Shanghai, China
3 M2B Australia Pty Ltd - oversees Oceania markets
4 M2B Entertainment Inc. - oversees Canadian market
5 M2B Commerce Limited - focuses on e-commerce and e-trading
6 M2B World Travel Limited - offers e-travel services
7 M2B Game World Pte Ltd - develops online gaming platforms and content
8 M2B Commerce Ltd (Cambodia) - oversees Cambodian market
9 Amaru Holdings - drives content syndication and distribution

M2B offers consumers personalized entertainment through its wide range of broadband streaming channels available at www.m2bworld.com.

SAFE HARBOR ACT
---------------

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control. For full statement, please refer to www.M2BWorld.com.